Exhibit 5.1

SICHENZIA ROSS FERENCE LLP

December 12, 2019

Beyond Air, Inc.

825 East Gate Boulevard, Suite 320

Garden City, New York 11530

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Beyond Air, Inc., a Delaware corporation (the “Company”), of 2,325,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), including 348,750 shares of Common Stock that may be issued and sold by the Company to the underwriters pursuant to their option to purchase additional shares, pursuant to an underwriting agreement dated December 10, 2019 with SunTrust Robinson Humphrey, Inc. as representative of the several underwriters listed on Schedule A thereto (the “Underwriting Agreement”).

The Shares will be issued and sold pursuant to (i) the Company’s registration statement on Form S-3 (File No. 333-231416) filed on May 13, 2019 and declared effective by the Securities and Exchange Commission on July 2, 2019 under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in such registration statement (the “Registration Statement”) and (ii) a preliminary prospectus supplement dated December 10, 2019 and a final prospectus supplement dated December 10, 2019 (collectively, the “Prospectus”).

In connection with the preparation of this opinion, we have examined, the Underwriting Agreement, the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Underwriting Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Delaware; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on the date hereof, which is incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP